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                                                                      EXHIBIT 21

                                 JURISDICTION        PERCENTAGE OF DIRECT/
                                 WHERE               INDIRECT OWNERSHIP BY
SUBSIDIARY                       ORGANIZED           PRIMEX OF VOTING SECURITIES

General Defense Corporation      Pennsylvania                    100%

Primex Aerospace Company         Washington                      100%

Primex Tactical Systems, Inc.    California                      100%

U.S. Ordnance Company            Delaware                        100%

St. Marks Powder, Inc.           Delaware                        100%

Defense Research Incorporated    Alabama                         100%

Hitech Holdings, Inc.            Delaware                        100%

Versatron, Inc.                  Delaware                        100%